Exhibit 99.1

PACKAGING CORPORATION OF AMERICA REPORTS RECORD FIRST QUARTER 2008 RESULTS

Lake Forest, IL April 21, 2008 — Packaging Corporation of America (NYSE: PKG) today reported record first quarter 2008 net income of $32 million, or $0.31 per share, compared to first quarter 2007 net income of $31 million, or $0.30 per share.  Net sales for the first quarter were a record $577 million compared to $559 million in the first quarter of 2007.

The increase in earnings, compared to last year’s first quarter, was driven primarily by higher prices for containerboard and corrugated products which improved earnings by about $0.14 per share. This increase was offset, in large part, by energy related costs which were $0.07 per share higher, recycled fiber and labor costs which were each $0.02 per share higher, and chemical costs and bad debt expense which together were $0.02 per share higher.

PCA’s containerboard production was 586,000 tons, up 0.3% compared to the first quarter of 2007. Annual maintenance outages were completed at our Counce and Valdosta linerboard mills during the quarter which reduced production by 29,000 tons. Corrugated products shipments per workday were up 0.6%, and with one less workday this quarter, total shipments were down 0.9%.  PCA’s March ending containerboard inventories declined 5,000 tons compared to year-end 2007.

Paul T. Stecko, Chairman and CEO of PCA said, “Price and volume were steady the entire quarter and, along with mix, were about what we expected.  Prices for energy and chemicals rose significantly during the quarter, and energy consumption was higher than normal due to unusually cold and wet weather.  Our relatively low dependence on recycled fiber, fuel oil and natural gas, however, helped minimize the impact of cost escalation.”

“Looking forward,” Mr. Stecko added, “we expect both higher containerboard production and corrugated product shipments in the second quarter. Our Tomahawk and Filer City medium mills will be down for their annual outage; however, the earnings impact of these outages will only be about $0.02 per share, or $0.04 per share less than the impact of the Counce and Valdosta outages in the first quarter. Fuel usage will decrease with warmer weather, but prices for fuels, chemicals and freight are expected to be on average higher than the first quarter. Finally, we will incur about $0.02 per share in one-time charges in the second quarter related to our recent debt refinancing and start-up costs for major projects at our Filer City and Valdosta mills.  Considering all of these items, we currently expect second quarter earnings of about $0.38 per share.”

PCA is the sixth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.3 billion in 2007.  PCA operates four paper mills and 67 corrugated product plants in 26 states across the country.

CONTACT:

Barbara Sessions

Packaging Corporation of America

INVESTOR RELATIONS:  (877) 454-2509

PCA’s Website: www.packagingcorp.com

Conference Call Information:

WHAT:	Packaging Corporation of America 1st Quarter 2008 Earnings Conference Call

WHEN:	Tuesday, April 22, 2008
9:00 a.m. Eastern Time

NUMBER:	(866) 847-7859 (U.S. and Canada) or (703) 639-1426 (International)
Dial in by 8:45 a.m. Eastern Time
Conference Call Leader: Mr. Paul Stecko

WEBCAST:	http://www.packagingcorp.com

REBROADCAST DATES:	April 22, 2008 12:00 p.m. Eastern Time through
May 7, 2008 11:59 p.m. Eastern Time

REBROADCAST NUMBER:	(888) 266-2081 (U.S. and Canada) or (703) 925-2533 (International)
Passcode: 1225797

Some of the statements in this press release are forward-looking statements.  Forward-looking statements include statements about our future earnings and financial condition, our industry and our business strategy.  Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements.  These forward-looking statements are based on the current expectations of PCA.  Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially.  Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; the possibility of unplanned outages or interruptions at our principal facilities; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A. Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.

Packaging Corporation of America

Consolidated Earnings Results

Unaudited

	Three Months Ended March 31,
(in millions, except per share data)	2008	2007

Net sales	$577.5	$559.2
Cost of sales	(459.4)	(446.2)

Gross profit	118.1	113.0
Selling and administrative expenses	(43.6)	(42.0)
Corporate overhead	(13.7)	(12.9)
Other expense, net	(3.7)	(1.4)

Income before interest and taxes	57.1	56.7
Interest expense, net	(6.3)	(7.1)

Income before taxes	50.8	49.6
Provision for income taxes	(18.7)	(18.4)

Net income	$32.1	$31.2

Earnings per share:
Basic	$0.31	$0.30
Diluted	$0.31	$0.30

Basic common shares outstanding	103.8	104.2
Diluted common shares outstanding	104.7	105.1

Supplemental financial information:
Capital spending	$34.5	$20.8
Long term debt, including current maturities	807.3	687.0
Cash balance	310.4	147.3